EXHIBIT (a) (4) UNDER FORM N-1A
EXHIBIT (3) (i) UNDER ITEM 601/REG. S-K

CASH TRUST SERIES II
Amendment No. 5

DECLARATION OF TRUST
Dated November 14, 1990

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

Section 5.  Establishment and Designation of Series or Class.  Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Treasury Cash Series II
Cash II Shares

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the
15th day of November, 2007, to become effective on July 28, 2008.

WITNESS the due execution hereof this 15th day of November, 2007.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ Thomas G. Bigley	/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley	Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.	/s/ John E. Murray, Jr.
John T. Conroy, Jr.	John E. Murray, Jr.

/s/ Nicholas P. Constantakis	/s/ Thomas M. O’Neill
Nicholas P. Constantakis	Thomas M. O’Neill

/s/ John F. Cunningham	/s/ Marjorie P. Smuts
John F. Cunningham	Marjorie P. Smuts

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Lawrence D. Ellis, M.D.	/s/ James F. Will
Lawrence D. Ellis, M.D.	James F. Will